Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-57038) previously filed by SpectraScience, Inc. of our report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern dated March 7, 2007, on the financial statements of SpectraScience, Inc. as of December 31, 2006 and 2005, and for the years then ended and for the period from August 2, 2004 (inception of Successor Company) to December 31, 2006, which report appears in this annual report on Form 10-KSB for the year ended December 31, 2006.

/s/ J.H. Cohn LLP

San Diego, California
March 27, 2007